Exhibit 10.1

EXECUTION COPY

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is entered into on July 25, 2016, by REYNOLDS AMERICAN INC. (the “Company”), BROWN & WILLIAMSON HOLDINGS, INC. (“B&W”) and LOUISVILLE SECURITIES LIMITED, a U.K. corporation (“LSL”).

RECITALS

I.	The Company’s Board of Directors has authorized a share repurchase program (the “Share Repurchase Program”) for the purchase of outstanding shares of common stock of the Company, par value $0.0001 per share (the “Shares”), pursuant to which the Company may spend up to $2 billion by December 31, 2018 to repurchase Shares.

II.	Pursuant to the Governance Agreement dated as of July 30, 2004, as amended (the “Governance Agreement”), the Company, British American Tobacco p.l.c. (“BAT”), and B&W established certain terms and conditions concerning the corporate governance of the Company and other matters. All capitalized terms used but not defined herein shall have the meanings set forth in the Governance Agreement.

III.	The purpose of this Agreement is to permit and require BAT and its affiliates (the “BAT Group”) to participate in the Share Repurchase Program, except to the extent purchases under the Share Repurchase Program are Excluded Compensation Buybacks, subject to the conditions herein, on a basis approximately proportionate with the BAT Group’s percentage ownership of the equity of the Company and in a manner in which the repurchases from LSL shall qualify for the Intended Tax Treatment (as defined below).

IV.	This Agreement is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

IN CONSIDERATION OF the mutual promises contained in this Agreement, the parties hereto hereby agree:

A.	Calculations; Purchase and Sale.

1.	For purposes of this Agreement,

(i) a “Buyback Week” means a Calendar Week (as defined below) during which the Company repurchases any Shares pursuant to the Share Repurchase Program from any Person other than a member of the BAT Group;

(ii) a “Calculation Period” means a period that begins on the day immediately after the end of the preceding Calculation Period (or in the case of the first Calculation Period, on the first day of the month that includes the date of this Agreement) and ends on the earlier of (i) the next Friday that is the last day of a Buyback Week or (ii) the next Friday that is the last Friday of a calendar month;

(iii) “Calendar Week” means each seven-day period ending on a Friday;

(iv) “Excluded Compensation Buyback” means a buyback of Shares by the Company designated by the Company in a notice to B&W as being made pursuant to Section 2.04(d) of the Governance Agreement;

(v) the “BAT Seller” means LSL or, if LSL provides notice to the Company no later than the first business day after the BAT Group Buyback Number (as defined below) has been determined, one or more members of the BAT Group, which may include LSL, as designated in such notice; and

(vi) for purposes of the provisions of this Agreement relating to the BAT Group’s participation in the Share Repurchase Program (including, for example, the definition of “Buyback Week” and the calculation of the BAT Group Buyback Number as defined below), any Excluded Compensation Buyback shall be treated as not made pursuant to the Share Repurchase Program (and the BAT Group will not participate in any Excluded Compensation Buyback).

2.	The Company will promptly notify B&W if a Calendar Week is or is expected to be a Buyback Week.

3.	On or before the third business day following the end of each Calculation Period, the Company will deliver to B&W and LSL a certificate (a “Calculation Certificate”), signed on behalf of the Company by any of its Chief Financial Officer, Chief Accounting Officer, Treasurer or Secretary, substantially in the form attached hereto as Exhibit A, as the same (including the schedues thereto) may hereafter be amended by the mutual agreement of the parties hereto, which agreement may be evidenced by email. If the Calculation Period includes a Buyback Week, then the Calculation Certificate shall set forth the number of Shares that the Company proposes to buy back from the BAT Group with respect to such Buyback Week (the “BAT Group Buyback Number”). The BAT Group Buyback Number shall be calculated in the Calculation Certificate based on the principles referred to in Paragraphs A.5 and A.6.

4.

LSL, on or before the third business day following receipt by B&W of a Calculation Certificate with respect to a Calculation Period which includes a Buyback Week, shall deliver a notice (the “LSL Notice”) to the Company substantially in the form attached hereto as Exhibit B. The LSL Notice shall state whether LSL agrees with the Company’s calculation of the applicable BAT Group Buyback Number, and if not, it shall state LSL’s proposal for the BAT

Group Buyback Number and its calculation thereof. If the Company does not agree with LSL’s proposal, then B&W and the Company will negotiate in good faith to determine the appropriate BAT Group Buyback Number, subject to final approval of LSL. However, if the parties cannot agree on the BAT Group Buyback Number within three business days following delivery of the LSL Notice to the Company, then the BAT Group Buyback Number proposed in the LSL Notice, with revisions approved by LSL in connection with the negotiation between the parties, shall be the number of Shares the Company will repurchase from the BAT Group with respect to the relevant Buyback Week.

5.	The BAT Group Buyback Number with respect to a Buyback Week shall be the lowest of:

(i) the number of Shares such that, after the purchase of such Shares from the BAT Group by the Company, the net total number of Shares sold by the BAT Group to the Company under this Agreement shall be equal to the total number of Shares purchased by the Company from shareholders other than members of the BAT Group (and other than Excluded Compensation Buybacks) for all periods through such Buyback Week pursuant to the Share Repurchase Program multiplied by the ratio of (x) the BAT Group’s percentage ownership of the equity of the Company on the date of this Agreement, to (y) 1.0 minus the BAT Group’s percentage ownership of the equity of the Company on the date of this Agreement;

(ii) the maximum number of Shares that the BAT Group can sell to the Company without decreasing the BAT Group’s percentage ownership of the equity of the Company from the date of this Agreement to the end of such Buyback Week; and

(iii) the maximum number of Shares, reasonably determined by LSL upon advice of its outside tax counsel after consultation with the Company, that the BAT Group can sell to the Company without putting at risk the Intended Tax Treatment.

If there is a change in the BAT Group’s Percentage Interest after the date of this Agreement that does not occur as part of the same plan as the purchases under the Share Repurchase Program or this Agreement, then (a) Paragraph A.5(i) shall be modified so as to apply separately on a cumulative basis for periods before and after such change in Percentage Interest, (b) the base BAT Group percentage ownership in Paragraph A.5(ii) shall be adjusted to reflect any acquisitions or dispositions of Shares by the BAT Group causing such change in Percentage Interest, (c) LSL or B&W, as applicable, shall promptly notify the other party concerning any such change within its control, and (d) any such change shall be effective for purposes of Paragraphs A.5(i) and A.5(ii) at the beginning of the Calculation Period following the Calculation Period in which the change occurs.

6.	The following rules shall apply for purposes of Paragraph A.5(ii) but shall not limit the discretion of LSL under Paragraph A.5(iii):

(i) any Sale (as defined below) of Shares to the Company under this Agreement with respect to any Buyback Week (current or prior) shall be treated as having occurred or as occurring on the last day of such Buyback Week,

(ii) unless reasonably determined otherwise by LSL after consultation by B&W with the Company, such calculation shall take into account any increase or decrease in the outstanding equity of the Company since the date of this Agreement for any reason, and

(iii) LSL shall be entitled, after prior consultation by B&W with the Company, to reduce the number of Shares otherwise determined under Paragraph A.5(ii) so as to assure LSL that the BAT Group’s percentage ownership of the equity of the Company will not decrease as a result of future events that may reasonably be expected to occur in the future, including, without limitation, issuances of new equity by the Company pursuant to the exercise of stock options or the vesting of performance shares, the issuance or vesting of restricted stock, or the issuance of any other equity to any third party reasonably expected to occur after the end of the applicable Buyback Week. Without limiting the generality of the foregoing, for purposes of Paragraph A.5(ii), (i) LSL will take into account, in considering possible future issuances of Shares by the Company, the Company’s obligation pursuant to Section 2.04(d) of the Governance Agreement to make Excluded Compensation Buybacks, and (ii) the BAT Group’s percentage ownership in the Company at any time shall be determined by treating as not outstanding the number of Shares with respect to which the Company then has an outstanding obligation to make Excluded Compensation Buybacks.

7.	For purposes of this Agreement, the determination of the number of outstanding Shares or other equity of the Company shall be based on Shares or equity considered outstanding for U.S. Securities and Exchange Commission reporting purposes. Any assumptions made for the purposes of determining the number of outstanding Shares shall be described in the Calculation Certificate.

8.

The BAT Seller shall deliver and sell to the Company, and the Company shall buy from the BAT Seller (each such transaction, a “Sale”), at or before 12:00 p.m. Eastern Time on the second business day following the date the BAT Group Buyback Number for the applicable Buyback Week becomes final (a “Closing Date”) a number of Shares (the “Sale Shares”) equal to such BAT Group Buyback Number. On each Closing Date, (a) B&W or the BAT Seller shall deliver to the Company’s transfer agent instructions to transfer the Sale Shares to the Company, together with such stock powers and other instruments from the BAT Seller as may be necessary to give effect to such instructions, and (b) upon confirmation from the Company’s transfer agent of receipt of such instructions, the Company shall pay the purchase price specified in Paragraph A.9 for the Sale Shares, net of applicable withholding taxes as provided in Paragraph C.2, in immediately available funds to such account of the BAT Seller as B&W has designated in writing.

9.	The price per Share to be paid by the Company under a Sale with respect to a Buyback Week shall be the volume weighted average price (“VWAP”) paid by the Company for the Shares purchased from shareholders other than members of the BAT Group (the “Prior Period Shares”) with respect to such Buyback Week. For purposes of this Agreement, VWAP is calculated by dividing the total consideration paid, without taking commissions into account, for the Prior Period Shares by the aggregate number of Prior Period Shares.

10.	The Company shall not be obligated to deliver a proposed BAT Group Buyback Number and neither the Company nor the BAT Group shall be required to effect a Sale if the performance of their respective obligations would violate applicable law. Other than for the purposes of correcting any error, only one Calculation Certificate may be delivered and one Sale may be effected with respect to each Buyback Week.

11.	Any fractional amounts of Shares required to be sold to the Company under any LSL Notice, as the same may be amended, shall be rounded down to the nearest whole number.

12.	For purposes of this agreement, “business day” means a day which is not a Federal Reserve Bank holiday or a United Kingdom bank holiday and on which the New York Stock Exchange is open for trading.

13.	If at any time the Company becomes aware that any statement previously made in a Calculation Certificate is wrong or misleading, or if the Company decides to issue equity not contemplated by the assumptions set forth in a Calculation Certificate, it shall promptly notify B&W in writing. If at any time B&W or LSL becomes aware that any statement previously made in a Calculation Certificate or LSL Notice is wrong or misleading, it shall promptly notify the Company in writing.

14.	In the event Paragraph A.13 applies, or if LSL reasonably determines after prior consultation by B&W with the Company that its calculation of a BAT Group Buyback Number was incorrect, then the Company shall take remedial steps reasonably requested by LSL in order to permit LSL to assure itself of the satisfaction of Paragraph A.5, including if necessary, rescinding prior Sales under this Agreement.

15.	During the term of this Agreement, the Company shall satisfy its obligations under Section 2.04(d) of the Governance Agreement by making Excluded

Compensation Buybacks pursuant to the Share Repurchase Program, and to the extent there are unsatisfied obligations under such Section 2.04(d), purchases pursuant to the Share Repurchase Program shall be designated by the Company as Excluded Compensation Buybacks.

B.	Term. The term of this Agreement shall commence on the date hereof and shall terminate as of the earlier of the date stated in the first Recital hereto and the date of the expenditure of the aggregate amount stated in the first Recital hereto pursuant to this Share Repurchase Agreement and the Share Repurchase Program, collectively. In addition: (a) LSL may terminate this Agreement at any time upon written notice to the Company, if LSL determines in good faith, upon advice of its outside tax counsel and after consultation by B&W with the Company, that based on the facts existing at such time, there is a reasonable risk that it is not possible to achieve the results contemplated in Paragraph A.5 for sales of Shares by any member of the BAT Group to the Company pursuant to this Agreement (including through the exercise by LSL of its rights under Paragraph J of this Agreement) and (b) the Company may terminate this Agreement, upon written notice to B&W, following public announcement by the Company of the termination of the Share Repurchase Program by the Board of Directors of the Company, provided that (i) no such termination shall be effective with respect to any Buyback Week, and (ii) Paragraphs A.13, A.14, I, J and L shall survive such termination. If LSL determines in good faith, upon advice of its outside tax counsel and after consultation with the Company, that any circumstance has arisen that could reasonably be expected to cause it in the future to invoke its right to terminate the Agreement under clause (a) of the preceding sentence, it shall promptly notify the Company, and the parties shall use their reasonable best efforts to avoid the need for such termination.

C.	Tax Treatment.

1.	The parties intend for the proceeds of any Sales pursuant to this Agreement paid to a BAT Seller from the Company to be treated as a dividend pursuant to Sections 302(d) and 301(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), as such Sections are in effect on the date of this Agreement. Subject to Paragraph C.2, the Company may withhold on any such Sale proceeds paid to a BAT Seller that is not a U.S. person as required by law on the assumption that such Sale proceeds are so treated as a dividend. The Company shall pay any such withheld amounts to the appropriate taxing authority on behalf of the BAT Seller in a timely manner, and the Company shall give timely notice to the BAT Seller of the amount so withheld. Any amount so withheld and so paid to a taxing authority shall be treated as paid to the BAT Seller for all purposes of this Agreement.

2.

If it is legally able to do so, LSL shall, at least 5 and not more than 10 business days before the first purchase of Shares under this Agreement, and when required by law or reasonably requested by the Company thereafter, provide the Company with a completed IRS Form W-8BEN-E (the “IRS Tax Form”) claiming eligibility for the 5% withholding tax rate on dividends from the Company pursuant to Article 10(2)(a) of the United States-United Kingdom Income Tax Convention and exemption from any withholding under the Foreign Account Tax Compliance Act. LSL shall promptly notify the Company if it determines that the IRS Tax Form is no longer valid or if it cannot legally renew such form with such claim. To the extent that the BAT Seller is LSL and the Company reasonably believes the IRS Tax Form is correct and valid, the Company agrees that in reliance on such Form, it shall withhold 5%, and no more than 5%, of the gross purchase price otherwise payable to LSL and pay such withholding tax on a timely basis to the Internal Revenue Service on behalf of LSL. The Company shall promptly notify LSL if it comes to believe that the IRS Tax Form is not correct and valid or that proceeds of any Sales paid to LSL are for any reason not eligible for 5% withholding tax.

3.	If the BAT Seller is LSL, the “Intended Tax Treatment” is (i) withholding tax of no more than 5% on the gross purchase price for Shares otherwise payable to LSL, and (ii) no additional material adverse U.S. or United Kingdom tax effects to the BATGroup from the sale of Shares pursuant to this Agreement. LSL may, upon advice of its outside tax counsel and after consultation with the Company, reasonably determine that pending, proposed or enacted tax legislation or a tax treaty would or will adversely affect the Intended Tax Treatment, even if (in the case of pending or proposed legislation or tax treaty) such legislation or tax treaty has not yet been enacted or ratified but might be enacted or ratified with a retroactive effective date, but (i) any such determination by LSL shall be effective only with respect to Buyback Weeks that begin after LSL has provided notice to the Company of such determination, and (ii) LSL may not rely on pending, proposed or enacted tax legislation or tax treaty as a basis for repurchasing Shares from the Company pursuant to Paragraph J (or otherwise pursuant to this Agreement) that it previously sold to the Company pursuant to this Agreement.

4.	If the Intended Tax Treatment would be available to LSL if it completed the IRS Tax Form as provided in Paragraph C.2, and it is legally able to so complete such Form, but it does not provide such completed Form or elects to have the BAT Seller be a different entity, then the Intended Tax Treatment shall be deemed to be satisfied for all purposes of this Agreement.

5.	If the Intended Tax Treatment is not available to LSL, then the parties shall negotiate in good faith to determine if the they can carry out the purposes of this Agreement with tax results to the BAT Group no more burdensome than the Intended Tax Treatment, without other adverse tax or nontax effects to the BAT Group or to the Company, by structuring sales of Shares to the Company in a different manner. Each party shall determine in good faith, but in its sole discretion, whether any such alternative approach is acceptable to it. If both parties find an alternative approach acceptable, this Agreement shall be applied in the manner so determined by the parties.

D.	Representations and Warranties.

1.	LSL represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement have been duly authorized by the Boards of Directors of LSL and B&W, (ii) no Sale will contravene, or require any consent, notice or filing which has not been obtained, given or made, under (a) any law applicable to the BAT Seller, (b) the organizational documents of the BAT Seller, or (c) any judgment, order or decree or any contract or agreement to which the BAT Seller is subject, (iii) the BAT Seller has or will have valid title to the Shares to be sold to the Company and the legal right and power to sell, transfer and deliver such Shares, (iv) the delivery of the Shares under each Sale will, upon payment of the purchase price therefor, pass valid title to the Company to such Shares free and clear of any security interests, claims, liens, equities, and other encumbrances, (v) any LSL Notice delivered under this Agreement will be accurate in all material respects, (vi) absent a change in law, it currently expects to be able to deliver the IRS Tax Form and to achieve the Intended Tax Treatment if it is the BAT Seller, and (vii) LSL is an indirect wholly owned subsidiary of BAT, and B&W is an indirect wholly owned subsidiary of LSL.

2.	The Company represents and warrants to LSL that (i) the execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Company, (ii) no Sale will contravene, or require any consent, notice or filing which has not been obtained, given or made, under (a) any law applicable to the Company, (b) the organizational documents of the Company or (c) any judgment, order or decree or any contract or agreement to which the Company is subject, (iii) any Calculation Certificate delivered under this Agreement will be accurate in all material respects, (iv) the Company has sufficient earnings and profits for the gross proceeds of all Sales under this Agreement to be treated as dividends within the meaning of Section 316 of the Code, and (v) the Company has delivered to B&W a certificate signed on behalf of the Company by the Chief Financial Officer, Chief Accounting Officer, Treasurer or Secretary of the Company setting forth the applicable information otherwise required pursuant to Exhibit A, treating for the purposes of this Paragraph D.2(v) the calendar month ending prior to the date of this Agreement as the Calculation Period thereunder.

E.

Assignment; Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the Company, B&W and LSL and may not be assigned, in whole or in part, except that (1) with respect to Sales hereunder by any BAT Seller other than LSL, LSL shall assign its rights, interests and obligations under this Agreement to such BAT Seller with respect to such Sales, provided that such assignment shall not relieve LSL of its obligations hereunder and, provided, further that any BAT Seller agrees in writing to be bound by the provisions hereof, and (2) upon notice to the Company from time to time, B&W may assign its duties under this Agreement to any member of the BAT Group, provided that such assignment shall not relieve B&W of its obligations hereunder. This Agreement, except for Paragraph I, is not intended to confer any rights or remedies upon any Person other than the Company, B&W, LSL or any BAT Seller referred to in the first sentence of this Paragraph E.

F.	Sales Plan. It is the intent of the parties that this Agreement comply with the requirements of Rule 10b5-1(c) under the 1934 Act and this Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the 1934 Act.

G.	Complete Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, oral or written, with respect to such subject matter.

H.	Governing Law; Jurisdiction. Except to the extent specifically required by the North Carolina Business Corporation Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties declare that it is their intention that this Agreement be regarded as made under the laws of the State of Delaware and that the laws of the State of Delaware be applied in interpreting its provisions in all cases where interpretation shall be required, except to the extent the North Carolina Business Corporation Act is specifically required by such act to govern the interpretation of this Agreement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue in Delaware of any action, suit or proceeding arising out of this Agreement, (d) agrees that it will not bring any action relating to this Agreement in any court other than any Federal court sitting in the State of Delaware or Chancery Court of the State of Delaware, (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, and (f) agrees that this Agreement involves at least $100,000 and has been entered into by the parties in express reliance upon 6 Del. C. § 2708. Without limiting the agreement of the parties set forth in this Paragraph H, in the event that any dispute arising under this Agreement is subject to, or adjudicated by, the courts of the State of North Carolina, the parties agree that any such dispute will be adjudicated by the North Carolina Business Court (with any references in this Paragraph H to Delaware courts being deemed to be references to North Carolina courts and any references in this Paragraph H to the Chancery Court of the State of Delaware being deemed to be references to the North Carolina Business Court).

I.	Indemnity.

1.	The Company agrees to indemnify and hold members of the BAT Group harmless, on an after-tax basis, from and against any loss, liability, claim, cost, damage or expense (including reasonable legal fees and expenses) suffered or incurred by them arising from or relating to their failure to obtain the Intended Tax Treatment resulting from the inaccuracy in any respect of information set forth in any Calculation Certificate delivered pursuant to this Agreement including but not limited to any increase in tax liability resulting from the Sales and arising from or relating to any such inaccuracy. Notwithstanding the foregoing, members of the BAT Group shall not be entitled to indemnification hereunder to the extent their remedies under Paragraph B or J are adequate to assure the Intended Tax Treatment and the Company (a) confirms that the member of the BAT Group is entitled to exercise its remedies under such Paragraph B or J, as applicable, and (b) complies with such Paragraph B or J, as applicable.

2.	LSL agrees to indemnify and hold the Company harmless, on an after-tax basis, from and against any loss, liability, claim, cost, damage or expense (including reasonable legal fees and expenses) suffered or incurred by it arising from or relating to its failure to withhold the required amount on any Sales proceeds paid to a BAT Seller under this Agreement, unless such underwithholding is due to any inaccuracy in any respect of information set forth in any Calculation Certificate delivered by the Company pursuant to this Agreement. If any tax authority claims that any such additional amount was required to be withheld by the Company, and LSL would be liable for such amount under the preceding sentence, the Company shall afford LSL the ability to contest such claim at its own expense and shall not settle such claim without the consent of LSL.

J.	LSL Purchase Right

1.

If LSL reasonably determines, after consultation by B&W with the Company, that there is a reasonable risk that it is not possible to achieve the results in Paragraph A.5 because of equity issued or to be issued by the Company after the date hereof which reduces the BAT Group’s percentage ownership of the equity of the Company, and such risk cannot be avoided by reducing the BAT Group Buyback Number for future Buyback Weeks, then LSL may deliver to the Company a written notice (a “Primary Purchase Notice”) stating that LSL (or another specified member of the BAT Group) wishes to repurchase from the Company (a “Primary Purchase”) a stated number of Shares (the “Purchase Number”) that the BAT Group previously sold to the Company pursuant to this Agreement. The Purchase Number shall be reasonably determined by LSL, after consultation by

B&W with the Company, and shall not exceed the number of Shares that, if purchased, would eliminate the identified risk. LSL shall provide the Company with the method of calculation of the Purchase Number. The prices per Share (the “Purchase Price”) for such a purchase shall be the prices previously paid by the Company to the BAT Group to purchase the equivalent number of Shares from the BAT Group, determined on a “last in first out” basis.

2.	If LSL properly delivers a Primary Purchase Notice, the Company will be obligated to sell, and the designated member of the BAT Group shall be obligated to buy, a number of Shares equal to the Purchase Number for the Purchase Price at or before 12:00 p.m. Eastern Time on the second business day after the delivery of the Primary Purchase Notice.

K.	[reserved]

L.	Company Repurchases of Shares.

1.	The parties understand that certain expected future issuances of Shares to third parties by the Company could reduce the number of Shares purchased by the Company from the BAT Group under this Agreement, and that the actual issuance of such Shares by the Company would be expected to reduce the BAT Group’s Percentage Interest. If, contrary to such expectations, the Company determines in good faith that such expected issuance will not take place and if the operation of Paragraph A.5(i) would not otherwise result in putting the parties in a position similar to the position they would be in if there had never been an expectation that the Company would issue the additional Shares, then the parties agree to comply with the procedures set forth in this Paragraph L in order to put the parties in such similar position.

2.

(i) If (a) the Company determines in good faith that such expected issuance of additional Shares will not take place, (b) the operation of Paragraph A.5(i) would not otherwise result in putting the parties in a position similar to the position they would be in if there had never been an expectation that the Company would issue the additional Shares, and (c) the BAT Group had previously reduced, pursuant to Paragraph A.6(iii), the amount determined under Paragraph A.5(ii) or purchased Shares from the Company under Paragraph J to permit the BAT Group to assure itself that the BAT Group’s percentage ownership of the equity of the Company did not decrease as a result of such expected issuance of additional Shares, then the Company shall deliver to B&W a certificate (a “Purchase Certificate”) identifying the expected issuance which will not take place (a “Canceled Issuance”) and setting forth the number of Shares (the “Repurchase Number”) that the Company shall purchase from the BAT Group as a result of such Canceled Issuance. The Repurchase Number in respect of a Canceled Issuance shall be equal to the lesser of (a) the sum of (i) the number of additional Shares that the BAT Group would have sold to the Company under this Agreement previously if there had never been an expectation to issue additional Shares in such Canceled Issuance, and (ii) the number of Shares that the BAT Group purchased from the Company under Paragraph J on the account of such Canceled Issuance, and (b) the maximum number of Shares that the BAT Group may sell to the Company consistent with Paragraphs A.5(i), A.5(ii) and A.5(iii) as if such Shares were being sold to the Company for a Buyback Week. The price per Share (the “Repurchase Price”) for a purchase in respect of a Canceled Issuance shall be the volume weighted average price paid by the Company for the Shares purchased from shareholders other than members of the BAT Group in all prior Buyback Weeks pursuant to the Share Repurchase Program. If LSL does not agree with the Company’s calculation of the Repurchase Number or Repurchase Price, then B&W and the Company will negotiate in good faith to determine the appropriate Repurchase Number or Repurchase Price, as applicable, subject to the approval of LSL.

(ii) If the Company properly delivers a Purchase Certificate, then the BAT Seller will be obligated to sell, and the Company shall be obligated to buy, a number of Shares equal to such Repurchase Number for such Repurchase Price at or before 12:00 p.m. Eastern Time on the second business day after the determination of the Repurchase Number and Repurchase Price in accordance with Paragraph L.2(i) above.

3.

(i) If (a) the BAT Group has previously reduced, pursuant to Paragraph A.5(iii), the number of shares to be sold to the Company, (b) the Company or the BAT Group determines in good faith that any facts or assumptions relied upon by the BAT Group in making the determination under Paragraph A.5(iii) are no longer correct or applicable, and (c) the operation of Paragraph A.5(i) would not otherwise result in putting the parties in a position similar to the position they would be in if such facts or assumptions had not been relied upon, then either the Company or LSL may deliver to the other party a certificate (a “Modification Certificate”) identifying the facts or assumptions that such party reasonably believes are no longer correct or applicable and setting forth the number of Shares (the “Additional Number”) that such party believes the Company can purchase from the BAT Group consistent with such subsequent determination and Paragraph A.5. If LSL provides the Modification Certificate, and the Company reasonably agrees with the calculations therein, then the BAT Seller shall sell the Additional Number to the Company. If the Company provides the Modification Certificate, then LSL shall reasonably consider, after consultation by B&W with the Company, whether it agrees with the calculations and whether selling such Additional Number to the Company would put the results in Paragraph A.5 at risk. If the reasonable determination of LSL in accordance with the preceding sentence is that such calculations are incorrect or such a purchase would put the results in Paragraph A.5 at risk, then to such extent the BAT Group will have no obligation to sell such Shares to the Company. If, however, LSL reasonably determines that the calculations are correct and the sale of the Additional Number or an adjusted Additional Number would not put the results in Paragraph A.5 at risk, then the BAT Seller will consummate the sale contemplated by the Modification Certificate, as so adjusted. The price per Share for a purchase under this Paragraph L.3 shall be the volume weighted average price paid by the Company for the Shares purchased from shareholders other than members of the BAT Group in all prior Buyback Weeks pursuant to the Share Repurchase Program (the “Modification Repurchase Price”).

(ii) Without limiting the generality of Paragraph L.2(i), either LSL or the Company may invoke the procedures of that Paragraph immediately following the end of the Share Repurchase Program, to the extent that the number of Shares that have been purchased from the BAT Group has been reduced on account of Paragraphs A.5(ii) and A.6(iii). If such procedures are invoked by the Company at such time, LSL shall reasonably consider, after consultation by B&W with the Company, the extent to which the prior reduction in sales of Shares to the Company pursuant to Paragraph A.6(iii) is still appropriate in order to not put the results in Paragraph A.5 at risk, based on all the facts and circumstances existing at that time. To the extent that LSL determines that the sale of an additional number of Shares to the Company at that time, in order to offset all or part of the prior reduction in sales as a result of Paragraph A.6(iii), is consistent with Paragraphs A.5, then LSL shall accept a Modification Certificate from the Company providing an Additional Number equal to such additional number.

(iii) If either the Company or LSL properly delivers a Modification Certificate, then, subject to Paragraphs L.3(i) and (ii), the BAT Seller will be obligated to sell, and the Company shall be obligated to buy, a number of Shares equal to such Additional Number for such Modification Repurchase Price at or before 12:00 p.m. Eastern Time on the second business day after such determination of the Additional Number, if any, and Modification Repurchase Price in accordance with Paragraphs L.3(i) and (ii) above.

M.	Role of B&W. The parties understand and agree that the only role of B&W under this Agreement, except to the extent it may be designated as a BAT Seller, is to administer the Agreement on behalf of the BAT Group in accordance with its terms. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, B&W shall have no authority to enter into any binding agreement under this Agreement on behalf of any BAT Seller or any other member of the BAT Group.

N.	Amendments; Waivers. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

O.	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be given by email and shall be deemed given upon receipt by the parties at the following email addresses (or at such other email address for a party as shall be specified by like notice):

if to B&W, to

Andrew Panaccione

Corporate Secretary

Email: atpanaccione@gmail.com

with copies to:

L. Brent Cotton

President

Louisville Corporate Services, Inc.

Email: brent_cotton@bat.com

Philip Gelston

Cravath, Swaine & Moore LLP

Email: pgelston@cravath.com

if to LSL, to:

Steve Dale

Director

Email: steve_dale@bat.com

with copies to:

Philip Gelston

Cravath, Swaine & Moore LLP

Email: pgelston@cravath.com

if to the Company, to

Martin L. Holton III

General Counsel

Email: holtonm@rjrt.com

with a copy to:

Randi C. Lesnick

Jones Day

Email: rclesnick@jonesday.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LOUISVILLE SECURITIES LIMITED

by	/s/ Steve Dale
Name:	Steve Dale
Title:	Director

BROWN & WILLIAMSON HOLDINGS, INC.,

by	/s/ Timothy J. Hazlett
Name:	Timothy J. Hazlett
Title:	President

REYNOLDS AMERICAN INC.,

by	/s/ Daniel A. Fawley
Name:	Daniel A. Fawley
Title:	Senior Vice President and Treasurer

[Signature Page to the Share Repurchase Agreement]

EXHIBIT A1

REYNOLDS AMERICAN INC. CALCULATION CERTIFICATE

Date:

Calculation Period: beginning date                      ending date

Proposed BAT Group Buyback Number:

Note: Unless otherwise indicated, all statements of outstanding shares, shares issued, shares acquired, percentage interest, etc. are to be based on the meaning of those terms as defined in the Share Repurchase Agreement and will be calculated in accordance with the Share Repurchase Agreement.

Part A: Schedules

The following schedules are attached hereto (as applicable).

Schedule 1: General information and calculation of BAT Group Buyback Number.

Schedule 2: Schedule of all outstanding restricted stock, employee stock options, performance shares and other deferred issuances of shares as compensation, including grant, vesting, expiration and issuance dates, all as of the end of the Calculation Period.

Schedule 3: Details of purchases made under the Program from parties other than the BAT Group during the Calculation Period, including Excluded Compensation Buybacks.

Part B: Assumptions and Additional Information

Item 1.	State any assumptions made in arriving at the numbers provided in this exhibit and schedules hereto other than those explicitly mentioned in the Share Repurchase Agreement including, without limitation, treatment and number of shares held by corporate affiliates.

Item 2.	Describe any issuance of or reacquisition by the Company of equity of the Company (including but not limited to Shares) during the Calculation Period that has been made except made with respect to restricted stock or employee stock options.

Item 3.	Response to any additional information requested by tax counsel to LSL for purposes of its determinations pursuant to this Agreement.

[1]	Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Share Repurchase Agreement among Reynolds American Inc., Brown & Williamson Holdings, Inc., and Louisville Securities Limited, dated July 25, 2016 (the “Share Repurchase Agreement”).

Part C: Representations

The Company represents that, except as otherwise expressly noted below or elsewhere in this Exhibit A, (i) the Board of Directors of the Company has not been informed of and has not publicly announced or approved any intent, plan or arrangement directly or indirectly to issue or acquire any of its equity, other than the purchase of Shares pursuant to the Share Repurchase Program (including Excluded Compensation Buybacks) or pursuant to employee stock option or restricted stock plans, (ii) previously issued Calculation Certificates remain true, correct and complete as of their dates of issuance, (iii) if the Calculation Period includes a Buyback Week, it will have sufficient earnings and profits to permit the entire purchase price of all the Shares to be purchased pursuant to this Certificate to be treated as a dividend within the meaning of Section 316 of the Code, (iv) it does not have a Rabbi Trust or a similar arrangement holding shares, and (v) if the BAT Seller is LSL, it will withhold on the proceeds of the Sale paid to LSL at a rate of 5% of the gross purchase price for Shares otherwise payable to LSL and it has no reason to believe that such withholding rate is incorrect.

Exceptions:

The undersigned hereby certifies on behalf of Reynolds American Inc. that the statements contained herein and on schedules attached hereto are true, correct and complete.

REYNOLDS AMERICAN INC.,

by
Name:
Title:

EXHIBIT B2

LSL NOTICE

Date:

To:	REYNOLDS AMERICAN INC.

Attn: Steven Holland

Sent by email to: Hollans@rjrt.com

Calculation Period ending:

Date of Calculation Certificate

                     We agree with the BAT Group Buyback Number stated in such Calculation Certificate

                     We DO NOT agree with the BAT Group Buyback Number stated in such Calculation Certificate.

BAT Group Buyback Number proposed by LSL:

[Explanation]

BAT Seller, if other than LSL:

LOUISVILLE SECURITIES LIMITED

Name:	Steve Dale
Title:	Director

[2]	Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Share Repurchase Agreement among Reynolds American Inc., Brown & Williamson Holdings, Inc., and Louisville Securities Limited, dated July 25, 2016 (the “Share Repurchase Agreement”).

SCHEDULE 1 TO CALCULATION CERTIFICATE

Start date of calculation period:

End date of calculation period:

Includes buyback week (Y/N):

ROW	DESCRIPTION	FORMULA/NOTES
A	Status As of Date of Agreement: xx/xx/201x

A1	Shares owned by LSL	input
A2	Shares owned by B&W	input
A3	Other shares owned by BAT Group	0 unless input
A4	Total shares owned by BAT Group	A1+A2+A3
A5	Total outstanding shares (SEC)	input
A6	Outstanding shares subject to Excluded Compensation Buyback (ECB)	input
A7	Net outstanding shares (SEC)	A5-A6
A8	LSL percentage ownership	A1/A7
A9	B&W percentage ownership	A2/A7
A10	Other BAT Group percentage ownership	A3/A7
A11	Total BAT Group percentage ownership	A4/A7
A12	Ratio of BAT to non-BAT shares	A4/(A7-A4)

B	Beginning of Period

B1	Total outstanding shares (SEC)	input
B2	Shares outstanding after all actual and pending buybacks, excluding future required ECBs	prior H1
B3	Outstanding shares subject to ECB	input first period, then prior D5
B4	Net outstanding shares	B2-B3
B5	Shares owned by LSL reduced by pending buybacks	prior H8
B6	Shares owned by B&W reduced by pending buybacks	A2 unless new input
B7	Other shares owned by BAT Group reduced by pending buybacks	0 unless input
B8	Total shares owned by BAT Group reduced by pending buybacks	B5+B6+B7
B9	LSL percentage ownership	B5/B4
B10	B&W percentage ownership	B6/B4
B11	Other BAT Group percentage ownership	B7/B4
B12	Total BAT Group percentage ownership	B8/B4

C	Events during Period

C1	New issuances of employee compensatory shares (e.g., EIAP/LTIP/Performance Shares/exercise of options) treated as outstanding for SEC purposes, net of tax shares withheld, including shares repurchased during current period under ECB	input
C2	Other new issuances of shares by RAI	input
C3	Completed purchases for prior periods from third parties, excluding ECB purchases	prior D2
C4	Completed ECB purchases for prior periods from third parties	prior D3

C5	Completed purchases for prior periods from BAT Group	prior G2
C6	Restricted shares (outstanding for SEC purposes) forfeited or canceled	Input
C7	Non-ECB shares bought back from third parties during current period under buyback plan	Input
C8	ECB shares bought back during current period	Input
C9	Other reacquisitions of shares by RAI (SEC)	Input
C10	Purchases by BAT Group during period unrelated to buyback plan	Input
C11	Sales by BAT Group during period unrelated to buyback plan	input

D	Status At End of Period

D1	Pending purchases from BAT Group for prior periods	input
D2	Pending purchases from third parties for current and prior periods, excluding ECBs	input
D3	Pending ECB purchases from third parties for current and prior periods	input
D4	Net shares outstanding on last day of period before buyback from BAT, without regard to future ECB purchases	B1+C1+C2-C3-C4-C5-C6-C7-C8-C9-D1-D2-D3
D5	Required future ECB purchases	input
D6	Net shares outstanding on last day of period before buyback from BAT, reduced by required future ECB purchases	D4-D5

E	Calculation of Buyback Number Under A.5(i)

E1	Cumulative non-ECB buybacks from third parties for all periods, including current period	C3 cumulative to current period + C7 cumulative to current period + D2
E2	BAT Group percentage ownership on first day of agreement	A11
E3	Increase (decrease) to BAT Group percentage ownership under A.5(i)	0 unless input
E4	Adjusted BAT Group percentage ownership under A.5(i)	E2+E3
E5	Cumulative limit on purchases from BAT Group (further adjustment needed to reflect any changes in E3 over time)	E1*E4/(1-E4)
E6	All purchases from BAT Group for prior periods (even if not yet made)	G2 cumulative to preceding period
E7	Buyback number under A.5(i)	E5-E6

F	Calculation of Buyback Number under A.5(ii)

F1	Net shares owned by BAT Group on last day of period, before BAT buyback	B8+C10-C11-D1
F2	Net outstanding shares	D6
F3	Assumed future issuances not subject to ECB	0 unless input
F4	Net outstanding shares including assumed future issuances	F2+F3
F5	Buyback number based on (F1-F5)/(F4-F5)=A11	(F1-(A11*F4))/(1-A11)

G	Proposed B&W Buyback Number

G1	Unrounded (lower of E7 and F5)	lower (E7, F5)
G2	Rounded down (not negative)	G1 rounded down

H	BAT Status At End of Period under Proposed B&W Buyback Number

H1	Shares outstanding on last day of period after all actual and pending buybacks, disregarding future required ECBs	D4-G2
H2	Shares outstanding on last day of period after all actual and pending buybacks, reduced by future required ECBs	D6-G2

2

H3	Same as H2, but including assumed future issuances	H2+F3
H4	Total BAT Group share ownership	B8+C10-C11-G2
H5	BAT Group percentage ownership based on H1	H4/H1
H6	BAT Group percentage ownership based on H2	H4/H2
H7	BAT Group percentage ownership based on H3	H4/H3
H8	LSL share ownership, assuming for H8-H14 that all buybacks are from LSL and there are no other purchases/sales during period	B5-G2
H9	LSL percentage ownership based on H1	H8/H1
H10	LSL percentage ownership based on H2	H8/H2
H11	LSL percentage ownership based on H3	H8/H3
H12	B&W percentage ownership based on H1	A2/H1
H13	B&W percentage ownership based on H2	A2/H2
H14	B&W percentage ownership based on H3	A2/H3
H15	BAT portion of total non-ECBs for period	G2/(G2+C7+D2)

I	Reserved

J	Payment to BAT Seller

J1	Total dollars paid to third parties for purchases (including ECBs) during this period (before commissions)	input
J2	Volume weighted average price paid per share to third parties	J1/(C7+C8+D2+D3)
J3	Settlement date	input
J4	Amount payable to BAT Seller	G2*J2
J5	U.S. withholding tax if BAT Seller is LSL	.05*J4
J6	Net amount payable to LSL	J4-J5

K	Summary

K1	Total dollars of buybacks, other than ECBs, for period	J1*((C7+D2)/(C7+C8+D2+D3))+J4
K2	Total dollars of buybacks, other than ECBs, cumulative	K1 cumulative
K3	Total dollars of ECB buybacks, for period	J1+J4-K1
K4	Total dollars of ECB buybacks, cumulative	K3 cumulative
K5	Total dollars of buybacks, including ECBs, for period	J1+J4
K6	Total dollars of buybacks, including ECBs, cumulative	K5 cumulative
K7	Total amount payable to BAT Sellers before withholding, cumulative	J4 cumulative
K8	U.S. withholding tax if BAT Seller is LSL, cumulative	J5 cumulative
K9	Net amount payable to LSL, cumulative	J6 cumulative

The parties acknowledge that certain adjustments will be required if any buyback for a period is not completed by the end of the immediately following period.

3